Exhibit 10.1

FIRST AMENDMENT TO RESTATED LINCOLN BANK
DEFERRED DIRECTOR SUPPLEMENTAL RETIREMENT PLAN

        This First Amendment to the Restated Lincoln Bank Deferred Director Supplemental Retirement Plan effective as of September 1, 2001 (the “Plan”) is hereby adopted in accordance with the provisions of Section 4.02 of the Plan as follows:

A.     Freezing of the Plan as of December 31, 2004.

        With respect to all benefits vested and earned as of December 31, 2004, by Directors of Lincoln Bank (the “Bank”) participating in the Plan on that date, those benefits shall be governed by the terms of the Plan in effect on December 31, 2004.

B.     Amendment of the Plan Effective January 1, 2005.

        With respect to all benefits vested or earned on and after January 1, 2005, by Directors of the Bank participating in the Plan on and after January 1, 2005, those benefits shall be governed by the terms of the Plan in effect on December 31, 2004, as amended by the following provisions:

1.     A new section 1.04 shall be added to read in its entirety as follows:

Section 1.04. “Change in Control.” The term “Change in Control” shall mean a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as shall be prescribed by regulations adopted by the Internal Revenue Service under Section 409A(a)(2)(v) of the Internal Revenue Code of 1986, as amended (other than a change of control resulting from a trustee or other fiduciary holding shares of the capital stock of the Bank or the Holding Company under an employee benefit plan maintained by the Holding Company or by the Bank).

2. Section 1.09 shall be amended to read in its entirety as follows:

Section 1.09 “Total Disability.” The term “Total Disability” means any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months and which (1) renders Executive unable to engage in any substantial gainful activity or (2) entitles Executive to income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank, as reasonably determined by a duly licensed physician acceptable to the Bank.

3. A new Section 2.03 shall be added to read in its entirety as follows:

Section 2.03 Change in Control. If a Change in Control occurs prior to the commencement of the payment of benefits to the Director hereunder, and either Director’s service as a director of the Bank terminates in connection with such Change in Control or the Bank directs that such payment be made to Director in connection with the Change in Control, Director shall be paid the present value of the benefits to which he is entitled hereunder upon the attainment of age seventy (70) (using 100% as the Director’s Vested Percentage), applying the same actuarial assumptions used in making similar determinations under the Bank’s 401(k) plan. Such benefits shall be paid in five annual installments with the first such installment commencing 30 days after the Change in Control. Over the 5-year payout period, the unpaid benefits shall accrue interest at the same interest rate used to calculate the present value of the benefits under this Section 2.03.

4. Section 4.01 shall be amended to read in its entirety as follows:

Section 4.01 Termination. The Bank may at any time terminate this Plan. In the event the Plan is terminated, the Director shall be entitled to monthly amounts determined in accordance with Article II as though the Director had ceased being a Director on the date of termination, and based on the Vested Percentage and the rate of Director Fees in effect on the date on which the Plan is terminated, payable only at the times and manner provided in this Plan.

IN WITNESS WHEREOF, the parties have caused this First Amendment to Restated Lincoln Bank Deferred Director Supplemental Retirement Plan to be executed as of this 15th day of March, 2005.

LINCOLN BANK By: /s/ T. Tim Unger —————————————— T. Tim Unger Title: President ——————————————
2 Accepted and consented to:

/s/ Dennis W. Dawes Dennis W. Dawes	/s/ T. Tim Unger T. Tim Unger

/s/ W. Thomas Harmon W. Thomas Harmon	/s/ Jerry R. Engle Jerry R. Engle

/s/ Jerry R. Holifield Jerry R. Holifield	/s/ R. J. McConnell R. J. McConnell

/s/ David E. Mansfield David E. Mansfield	/s/ Frank A. Rogers Frank A. Rogers

/s/ John C. Milholland John C. Milholland	/s/ John L. Wyatt John L. Wyatt

/s/ Lester N. Bergum, Jr. Lester N. Bergum, Jr.

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